UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 28, 2012

Landmark Apartment Trust of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4901 Dickens Road, Suite 101 Richmond, Virginia		23230
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (804) 237-1335

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Landmark Apartment Trust of America, Inc. (the “Company”) hereby amends the Current Report on Form 8-K filed on September 4, 2012 (the “September 4, 2012 Form 8-K”) to provide information relating to the acquisition of one of the remaining multifamily apartment communities as described in such Current Report. The Company notes that the financial statements relating to the property acquisition described herein were filed in its Current Report on Form 8-K/A on November 13, 2012.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Background

As previously reported in our Current Report on Form 8-K filed on August 8, 2012, the Company and Landmark Apartment Trust of America Holdings, LP, the Company’s operating partnership (the “Operating Partnership” and, together with the Company, the “LATA Parties”), entered into a master contribution and recapitalization agreement and a series of separate interest contribution agreements (the “Interest Contribution Agreements”) to acquire a total of 21 multifamily apartment communities and one parcel of submerged land (the “Contributed Properties”), containing an aggregate of 6,079 units, in exchange for aggregate consideration valued at approximately $480.9 million (subject to customary prorations), including (i) approximately $185.2 million (subject to adjustment based on prorations and principal amortization) generally comprised of common units of limited partnership interest in the Operating Partnership (“Common Units”) valued at $8.15 per unit; (ii) approximately $14.0 million in cash; and (iii) the assumption by the LATA Parties of approximately $281.7 million of in-place mortgage indebtedness encumbering the Contributed Properties (based on principal amounts outstanding as of June 30, 2012).

Also as previously reported in the September 4, 2012 Form 8-K, as amended, the LATA Parties completed the acquisitions of 16 of the Contributed Properties, consisting of 15 multifamily apartment communities and the parcel of submerged land, between August 28, 2012 and November 9, 2012.

Completed Acquisitions

Richmond on the Fairway

On January 31, 2013, the Company, through its Operating Partnership and pursuant to an Interest Contribution Agreement by and among the LATA Parties, ELRM and Kings Carlyle Club Mezz, LLC, acquired 100% of the membership interests in Kings Carlyle Club Apartments, LLC, a Delaware limited liability company, which owns as its sole asset one of the Contributed Properties (the “Richmond on the Fairway Property”), in exchange for consideration valued at approximately $10,500,000 (subject to prorations and adjustments), including 262,859 Common Units valued at $8.15 per unit representing aggregate consideration of approximately $2,142,304 and the assumption of $8,374,660 of mortgage indebtedness. The Richmond on the Fairway is an apartment community located in Lawrenceville, Georgia, comprised of approximately 264,716 rentable square feet and containing 243 units. As of February 1, 2013, the Richmond on the Fairway Property was 97.5% occupied.

The mortgage indebtedness assumed in connection with the acquisition of the Richmond on the Fairway Property is a variable interest rate loan issued by Freddie Mac and serviced by Wells Fargo Bank, N.A. The interest rate on the loan is equal to one month LIBOR plus 4.18% and the loan matures on April 1, 2016.

In evaluating the acquisition described above and determining the appropriate amount of consideration to be paid, the Company considered a variety of factors, including property condition reports, tenant rent rolls, property location, visibility and access, age of the property, physical condition and curb appeal, review of an independent third-party appraisal, neighboring property uses, local market conditions, including vacancy rates, area demographics, including average household income, neighborhood growth patterns and economic conditions, and the presence of demand generators.

No additional compensation was paid to the Company’s former advisor or any other related party in connection with the acquisition described above. The Company currently has no plans for any renovations, improvements or development of the property described herein and the Company believes the property is adequately insured.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 2.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 6, 2013	Landmark Apartment Trust of America, Inc.

	By:	/s/ B. Mechelle Lafon
	Name:	B. Mechelle Lafon
	Title:	Chief Financial Officer, Treasurer and Secretary

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